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                                                                    Exhibit 23.1



The Board of Directors
Mansur Industries Inc. and Subsidiary:

We consent to incorporation by reference in the registration statement (No. 333-50401 and No. 333-86757) on Form S-3 and registration statement (No. 333-70379) on Form S-8 of Mansur Industries Inc. of our report dated February 16, 2000, relating to the consolidated balance sheets of Mansur Industries Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 1999, annual report on Form 10-KSB of Mansur Industries Inc.

Our report dated February 16, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations primarily resulting from the significant expenses incurred in the establishment of its direct national marketing and distribution organization and has a net capital deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



Miami, Florida
March 20, 2000